UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2017

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7035 South High Tech Drive
Midvale, Utah	84047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 22, 2017, the Board of Directors of Sportsman’s Warehouse Holdings, Inc. (the “Company”) appointed Jon Barker to serve as the Company’s President and Chief Operating Officer, effective March 31, 2017. Mr. Schaefer will continue to serve as the Company’s Chief Executive Officer.

Prior to joining the Company, Mr. Barker, 49, served as VP Global Officer for Wal-Mart Stores, Inc. where he served in the dual roles of President and CEO of Hayneedle.com, a leading online home furnishings retailer, since 2013, and effective January 2017 as group leader for the Home and Outdoor furnishings categories for U.S. ecommerce across Walmart.com, Jet.com and Hayneedle.com. From 2008 to 2013, Mr. Barker was Chief Operating Officer of Hayneedle.com. Prior to Walmart, Mr. Barker served as SVP of Distribution-Logistics at Cornerstone Brands from 1999 to 2008, which is comprised of home and lifestyle brands including Frontgate, Ballard Designs, Garnet Hill, Grandin Road, and Improvements.

In connection with Mr. Barker’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Barker. The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The following description of the Employment Agreement is qualified in its entirety by reference to such exhibit.

The Employment Agreement provides for an initial term through January 30, 2021. During his employment by the Company, Mr. Barker will receive an annual base salary of $350,000 and will have a target annual bonus level of 75% of base salary, both of which may be increased but not decreased in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Employment Agreement provides that the Committee will consider Mr. Barker for an award under the Company’s 2013 Performance Incentive Plan (the “Plan”), the terms and conditions of which will be established by the Committee. The Company intends to grant Mr. Barker an award of restricted stock units under the Plan in April 2017 with a grant date fair value of $700,000 and such units scheduled to vest, subject to Mr. Barker’s continued employment, over a period of three years. Mr. Barker will be eligible to participate in the Company’s benefit plans generally made available to the executives of the Company. Mr. Barker will be paid a signing bonus of $45,000 in connection with his joining the Company.

Pursuant to the Employment Agreement, Mr. Barker’s employment may be terminated by the Company or by Mr. Barker for any reason at any time, subject to certain notice requirements set forth in the Employment Agreement. In the event Mr. Barker’s employment is terminated by the Company without “Gross Misconduct,” or by Mr. Barker for “Good Reason” (as these terms are defined in the Employment Agreement), Mr. Barker will be entitled to receive, subject to providing a release of claims to the Company, (i) continued payment of his base salary (as severance pay) for twelve months following such termination of employment, (ii) a pro-rated portion of his target annual bonus for the year in which such termination of employment occurs, (iii) reimbursement for COBRA premiums for up to twelve months, (iv) accelerated vesting of any equity awards granted to him by the Company to the extent such awards are outstanding and unvested immediately prior to such termination of employment, and (v) continued participation for twelve months in any program generally made available by the Company to its employees allowing them to purchase Company merchandise at a discount.

The Employment Agreement also includes confidentiality, non-compete, and non-solicitation covenants in favor of the Company.

Mr. Barker also intends to enter into a customary indemnification agreement with the Company, the form of which is filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 7, 2014.

There are no arrangements or understandings between Mr. Barker and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Barker and any director or executive officer of the Company. Mr. Barker shares a household with Karen Seaman, the Company’s Chief Marketing Officer. In fiscal year 2016, total compensation to Ms. Seaman was approximately $203,438.

Item 7.01       Regulation FD Disclosure.

On March 23, 2017, the Company issued a press release announcing Mr. Barker’s appointment as its new President. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in Item 7.01 of this Current Report on Form 8-K and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed as part of this report:

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, March 21, 2017, between Sportsman’s Warehouse Holdings, Inc. and Jon Barker.

Exhibit 99.1	Press Release, dated March 23, 2017, issued by Sportsman’s Warehouse Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

	By:	/s/ John Schaefer
	Name:	John Schaefer
	Title:	President and Chief Executive Officer
Date: March 23, 2017